Exhibit 99.1

                   Midas Reports Third Quarter Income of $0.13
        Per Diluted Share; U.S. Comparable Shop Sales Increase for Sixth
       Consecutive Quarter; Plans to Exit Exhaust Manufacturing Business

    ITASCA, Ill.--(BUSINESS WIRE)--Oct. 28, 2004--Midas, Inc. (NYSE:MDS) reported net income of $2.1 million--or $0.13 per diluted share--for the third quarter ended Oct. 2, 2004, the company's second consecutive quarter of positive net results.
    In 2003, Midas reported a net loss of $11.8 million--or $0.76 per share--for the third quarter, after business transformation charges of $15.9 million for costs associated with outsourcing the company's distribution business in Canada and ongoing restructuring charges in the United States.
    "Despite disappointing results in our wholesale and company shop operations, we continue to be encouraged by the progress Midas has made as we transform the company into a profitable franchise retail business," said Alan D. Feldman, Midas' president and chief executive officer.
    Midas reported comparable shop retail sales growth of 1.6 percent in the third quarter in North American shops, as the U. S. shops reported their sixth consecutive quarter of increases. Each of the company's four geographic regions in the U. S. experienced positive comparable sales.
    "These increases in comparable retail sales are the direct result of our continued focus on the brake business, as well as continuing to feature a brake offer in national television advertising throughout the summer months," Feldman said. "Customer response to our 'Trust the Midas Touch' marketing campaign has been excellent."
    Feldman said that the program launched last May to add tires supplied by Bridgestone/Firestone also had a positive effect on third quarter retail sales.
    "Midas dealers have responded very positively to the new tire program, with approximately 900 shops now selling tires from Bridgestone/Firestone," he said. "Retail tire sales continue to accelerate and are currently running up about 30 percent over a year ago when we did not have a comprehensive system-wide tire program."
    Feldman said that during the quarter, development work continued to add system-wide maintenance services and a commercial fleet program to Midas shops in early 2005. Those programs will be introduced at the Midas dealers convention in early December.
    Feldman said that Midas is in advanced discussions to sell its IPC exhaust business and exit exhaust manufacturing.
    The proposed deal includes an assured source of supply of competitively priced, high-quality exhaust products to Midas shops and IPC customers in North America, and a continuation of Midas' famous lifetime muffler warranty. Once an agreement is reached, Midas will eventually close its exhaust manufacturing plant in Hartford, Wisc., and an exhaust warehouse in Chicago.
    Midas is not identifying the potential acquirer or a timeline for reaching an agreement.
    "The exhaust manufacturing and distribution business is no longer a strategic fit for our retail-focused business model." Feldman said. "Additionally, given rising steel prices and declining exhaust demand, this is the right time for Midas to exit this business and sharpen our focus on our retail and franchise businesses."
    Unfavorable variances at Midas' exhaust manufacturing plant had an approximate $0.03 per share negative impact on Midas' third quarter results.

    2004 Third Quarter and Nine-Month Results

    Royalties and license fees were $16.6 million in the third quarter and $47.9 million for the first nine months, up from $16.3 million and $46.6 million, respectively, last year. Real estate revenues were $9.2 million for the quarter and $27.3 million for the first nine months, up from $9.1 million and $27.0 million, respectively, last year.
    Retail sales in Midas' 73 company-operated shops were $9.2 million for the quarter and $27.1 million for the first nine months. In 2003, company-operated shops generated $9.6 million in third quarter revenues and $32.5 million for the first nine months.
    Midas operated an average of 73 company-operated shops in 2004 versus an average of 92 in the first nine months of 2003. Comparable sales in company-operated shops increased by 1.8 percent in the third quarter this year, despite business disruptions caused by the hurricanes in Florida, where 45 of the 73 company-operated shops are located.
    Replacement parts sales and product royalties were $15.7 million in the quarter and $46.0 million for the first nine months, compared to $41.6 million and $122.0 million last year. Overall sales and revenues were $51.3 million for the quarter and $150.2 million for the first nine months, compared to $77.0 million and $229.4 million, respectively, last year. Year-over year revenue comparisons are not meaningful for the replacement parts business or in total, due to Midas' exit from the distribution business in 2003.
    Selling, general and administrative (SG & A) expenses were $22.8 million for the third quarter and $68.2 million for the first nine months, down from $31.7 million and $105.5 million for the same periods last year. The declines are primarily the result of exiting the parts distribution business.
    Third quarter operating income was $5.9 million. For the first nine months, operating income was $17.7 million. In 2003, Midas reported operating losses of $13.2 million for the third quarter and $65.1 million for the first nine months, after business transformation charges of $15.9 million for the quarter and $70.4 million for the first nine months related to closure of the distribution business and other corporate restructuring.
    Interest expense for the third quarter was $2.6 million, down from $6.8 million last year. The company is benefiting from the $15.1 million year-to-date reduction in its bank debt level and the refinancing of debt in March 2004 at favorable interest rates.
    "We continue to be encouraged by the progress we are making in our profitable franchise operations and we will improve future results in our wholesale business by exiting the unprofitable exhaust manufacturing business," Feldman said.

    Midas will be participating in the upcoming Gabelli Automotive Aftermarket Symposium in Las Vegas. The presentation by Feldman and William Guzik, Midas' senior vice president and chief financial officer, will be Wednesday, Nov. 3, from 11:30 a.m. to 12:15 p.m. PST (2:30 p.m. to 3:15 p.m. EST).
    A live broadcast will be available online in the corporate news section of www.midasinc.com. A replay will be available for two weeks.

    Midas is one of the world's largest providers of automotive service, offering exhaust, brake, steering and suspension services, as well as maintenance services, tires and batteries at more than 2,600 franchised, licensed and company-owned Midas shops in 19 countries, including nearly 1,900 in the United States and Canada.

    NOTE: This news release contains certain forward-looking statements that are based on management's beliefs as well as assumptions made by and information currently available to management. Such statements are subject to risks and uncertainties, both known and unknown, that could cause actual results, performance or achievement to vary materially from those expressed or implied in the forward-looking statements. The company may experience significant fluctuations in future results, performance or achievements due to a number of economic, competitive, governmental, technological or other factors. Additional information with respect to these and other factors, which could materially affect the company and its operations, is included in the company's filings with the Securities and Exchange Commission, including the company's 2003 annual report on Form 10-K and subsequent filings.


                              MIDAS, INC.
            CONDENSED STATEMENTS OF OPERATIONS (Unaudited)
             (In millions, except for earnings per share)

                              For the quarter     For the nine months
                               ended fiscal          ended fiscal
                                 September             September
                           --------------------- ---------------------
                              2004       2003       2004       2003
                           ---------- ---------- ---------- ----------
                           (13 weeks) (13 weeks) (39 Weeks) (39 Weeks)

Sales and revenues:
  Franchise royalties and
   license fees                $16.6      $16.3      $47.9      $46.6
  Real estate revenues           9.2        9.1       27.3       27.0
  Company-operated shop
   retail sales                  9.2        9.6       27.1       32.5
  Replacement part sales
   and product royalties        15.7       41.6       46.0      122.0
  Other                          0.6        0.4        1.9        1.3
                           ---------- ---------- ---------- ----------
      Total sales and
       revenues                 51.3       77.0      150.2      229.4
                           ---------- ---------- ---------- ----------
Cost of sales and revenues:
  Real estate cost of
   revenues                      5.5        5.5       16.5       15.8
  Company-operated shop
   cost of sales                 2.0        2.2        5.3        7.2
  Replacement part cost of
   sales                        12.5       32.2       35.4       86.7
  Warranty expense               2.6        2.7        7.1        8.9
  Business transformation
   charges (warranty reserve)     --        5.2         --       38.5
  Business transformation
   charges (inventory
   write-down)                    --        3.9         --       12.5
                           ---------- ---------- ---------- ----------
      Total cost of sales
       and revenues             22.6       51.7       64.3      169.6
                           ---------- ---------- ---------- ----------

      Gross profit              28.7       25.3       85.9       59.8

Selling, general, and
 administrative expenses        22.8       31.7       68.2      105.5
Business transformation
 charges                          --        6.8         --       19.4
                           ---------- ---------- ---------- ----------

      Operating income
       (loss)                    5.9     ( 13.2)      17.7     ( 65.1)

Interest expense               ( 2.6)     ( 6.8)    ( 10.2)    ( 18.4)
Loss on early
 extinguishment of debt           --         --      ( 4.7)     ( 1.4)
Other income (expense), net    ( 0.1)       0.7        0.4        1.6
                           ---------- ---------- ---------- ----------

      Income (loss) before
       income tax expense
       (benefit)                 3.2     ( 19.3)       3.2     ( 83.3)
Income tax expense
 (benefit)                       1.1      ( 7.5)       1.1     ( 32.4)
                           ---------- ---------- ---------- ----------

      Net income (loss)         $2.1    $( 11.8)      $2.1    $( 50.9)
                           ========== ========== ========== ==========

Earnings (loss) per share:
  Basic                        $0.14    $( 0.76)     $0.14    $( 3.31)
                           ========== ========== ========== ==========
  Diluted                      $0.13    $( 0.76)     $0.13    $( 3.31)
                           ========== ========== ========== ==========


Average number of shares:
  Common shares outstanding     15.5       15.1       15.3       15.1
  Common stock warrants          0.2        0.5        0.3        0.3
                           ---------- ---------- ---------- ----------
  Shares applicable to
   basic earnings               15.7       15.6       15.6       15.4
  Equivalent shares on
   outstanding stock
   options                       0.5         --        0.5         --
                           ---------- ---------- ---------- ----------
  Shares applicable to
   diluted earnings             16.2       15.6       16.1       15.4
                           ========== ========== ========== ==========


Capital expenditures            $0.4       $0.2       $0.8       $1.6
                           ========== ========== ========== ==========



                              MIDAS, INC.
                       CONDENSED BALANCE SHEETS
                             (In millions)

                                               Fiscal        Fiscal
                                              September     December
                                                2004          2003
                                             -----------   -----------
                                             (Unaudited)
Assets:
Current assets:
   Cash and cash equivalents                       $0.6          $7.4
   Receivables, net                                37.2          38.0
   Inventories, net                                13.3          15.1
   Deferred income taxes                            9.3          13.9
   Other current assets                             6.1           9.3
                                             -----------   -----------
      Total current assets                         66.5          83.7
Property and equipment, net                       122.3         131.7
Intangible assets                                   0.3           0.3
Deferred income taxes                              60.9          56.1
Other assets                                        9.7          11.6
                                             -----------   -----------
      Total assets                               $259.7        $283.4
                                             ===========   ===========

Liabilities and equity:
Current liabilities:
   Current portion of long-term obligations       $11.8          $8.0
   Accounts payable                                15.3          13.7
   Accrued expenses                                35.0          47.5
                                             -----------   -----------
      Total current liabilities                    62.1          69.2
Long-term debt                                     66.3          85.2
Obligations under capital leases                    5.4           6.5
Finance lease obligation                           37.0          37.5
Accrued warranty                                   33.8          33.8
Other liabilities                                  12.3          15.1
                                             -----------   -----------
      Total liabilities                           216.9         247.3
                                             -----------   -----------

Shareholders' equity:
 Common stock ($.001 par value, 100 million
  shares authorized, 17.6 million and 17.5
  million shares issued) and paid-in capital       21.7          23.8
   Treasury stock, at cost (1.8 million
    shares and 2.2 million shares)                (42.1)        (49.6)
   Unamortized restricted stock awards             (2.3)         (1.3)
   Retained income                                 76.9          74.8
   Cumulative other comprehensive loss            (11.4)        (11.6)
                                             -----------   -----------
      Total shareholders' equity                   42.8          36.1
                                             -----------   -----------
      Total liabilities and equity               $259.7        $283.4
                                             ===========   ===========


    CONTACT: Midas, Inc.
             Bob Troyer, 630-438-3016